Exhibit 5.1

June 29, 2023

Baytex Energy Corp.

Centennial Place, East Tower

2800, 520 – 3rd Avenue SW

Calgary, Alberta T2P 0R3

Dear Sirs/Mesdames:

Re: Registration Statement on Form F-3 of Baytex Energy Corp.

We are acting as local counsel in the Province of Alberta to Baytex Energy Corp. ("Baytex" or the "Company"), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-3 dated June 29, 2023 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act").

We understand that the Registration Statement relates to, among other things, the registration for resale of up to an aggregate of 168,891,994 common shares, without nominal or par value, of the Company (the "Baytex Shares"), which such Baytex Shares were issued to Rocky Creek Resources, LLC and JSTX Holdings, LLC (collectively, the "Selling Shareholders") pursuant to the Agreement and Plan of Merger dated February 27, 2023, as amended by a joinder agreement dated May 3, 2023, among Baytex, Ranger Oil Corporation ("Ranger") and Nebula Merger Sub, LLC (collectively, and as amended from time to time, the "Merger Agreement"), and that the Company is required to file the Registration Statement with the Commission pursuant to the Investor and Registration Rights Agreement made among the Selling Shareholders and the Company dated February 27, 2023 (the "IRRA").

This opinion is being delivered in connection with the Registration Statement in which this opinion appears as an exhibit. Capitalized words and phrases used but not otherwise defined in this opinion have the meanings ascribed to them in the Registration Statement.

I.            Scope of Review

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including the Business Corporations Act (Alberta), as amended, and the following documents (collectively, the "Relevant Documents"):

(a)	the Registration Statement;

(b)	the Registration Statement on Form F-4, filed by the Company with the Commission under the Securities Act, which was declared effective on May 18, 2023 (the "F-4 Registration Statement");

(c)	the Merger Agreement attached as Exhibit 2.1 to the F-4 Registration Statement;

(d)	the IRRA;

(e)	the Certificate of Merger filed with the Secretary of State of the State of Delaware on June 16, 2023, with an effective date of June 20, 2023 at 9:15 a.m. (Eastern Time);

(f)	the Articles of Merger filed with the Virginia State Corporation Commission on June 16, 2023, with an effective time of 9:15 a.m. (Eastern Time) on June 20, 2023;

(g)	the Articles of Incorporation of Baytex incorporated by reference as Exhibit 3.1 to the F-4 Registration Statement and the Articles of Arrangement of Baytex dated December 31, 2010 and the Articles of Arrangement of Baytex dated August 22, 2018, each as contained in the minute book of the Company;

(h)	certified resolutions of the Baytex Board approving, among other things, the Merger Agreement, the performance of the Company's obligations under the Merger Agreement and the issuance of Baytex Shares pursuant to the terms of the Merger Agreement (the "Merger Resolutions");

(i)	the form of resolution of the shareholders of Baytex that was considered at the annual and special meeting of the shareholders of Baytex held on May 15, 2023 (the "Baytex Meeting") approving the issuance of the Baytex Shares pursuant to the terms of the Merger Agreement (the "Share Issuance Resolution");

(j)	the Report of Voting Results of Baytex filed on SEDAR at www.sedar.com pursuant to National Instrument 51-102 – Continuous Disclosure Obligations (the "Report of Voting Results") on May 15, 2023 in connection with the Baytex Meeting and the Share Issuance Resolution;

(k)	the letter from the Toronto Stock Exchange (the "TSX") dated April 19, 2023 conditionally approving the issuance of Baytex Shares pursuant to the Merger Agreement, and a letter from the TSX dated June 23, 2023 confirming that it is in receipt of all required documentation in connection therewith;

(l)	an officer's certificate of the Company (the "Officer's Certificate") as to various questions of material fact to this opinion that we have not verified independently; and

(m)	a Certificate of Status issued under the laws of the Province of Alberta for the Company on June 27, 2023 (the "Certificate of Status").

Other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company.

II.            Assumptions

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies;

(b)	the accuracy and completeness of all statements made in the Certificate of Status and all statements of fact made in the Officer's Certificate and that all such statements remain accurate and complete at the time this opinion is delivered;

(c)	the Registration Statement will become effective, will comply with all applicable laws, and will be duly authorized, executed and delivered by the Company;

(d)	the Report of Voting Results accurately reflects the outcome of the votes cast at the Baytex Meeting;

(e)	that none of the documents examined by us (including the Merger Resolutions) have been amended, supplemented or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise and the IRRA has not been terminated;

(f)	the IRRA constitute valid and legally binding obligations of, each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of Delaware;

(g)	that insofar as any obligation under the Merger Agreement or the IRRA is to be performed in any jurisdiction outside of the Province of Alberta, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(h)	all required consideration (in whatever form) for the Baytex Shares has been paid in money or in property (other than a promissory note or promise to pay) that is not less in value than the fair value equivalent of the money that Baytex would have received if the Baytex Shares had been issued for money; and

(i)	all required filings have been made with the TSX, the New York Stock Exchange and all relevant securities regulatory authorities.

III.            Reliance

With respect to the accuracy of factual matters material to this opinion, we have relied upon without further investigation or independent verification resolutions, certificates or comparable documents and representations of public officials and of officers and representatives of the Company, including the Officer's Certificate.

Where our opinion expressed herein refers to the Baytex Shares having been issued as being "fully-paid and non-assessable", such opinion indicates that the holders of such Baytex Shares are not liable to contribute any further amounts to the Company in order to complete payment for the Baytex Shares or to satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by Baytex of the consideration for the issuance of such Baytex Shares or as to the adequacy of any consideration received.

IV.            Applicable Laws

We are qualified to practice law in the Province of Alberta and we do not express any opinion on any laws other than the laws of the Province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

V.            Opinion

Based upon and relying on the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that the 168,891,994 Baytex Shares issued to the Selling Shareholders have been validly issued as fully paid and non-assessable common shares in the capital of the Company.

VI.            Consent and Qualifications

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission. This opinion is rendered solely in connection with the Registration Statement and is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the IRRA, the Baytex Shares, or the Selling Shareholders.

The opinions are given as at the date hereof and we disclaim any obligation or responsibility to: (a) update this opinion; (b) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express; or (c) advise the addressees or any other person of any other change in any matter addressed in this opinion. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Burnet, Duckworth & Palmer LLP

Burnet, Duckworth & Palmer LLP